Exhibit 99.1

CONTACT: REGIS CORPORATION:
Mark Fosland – Vice President, Finance
(952) 806-1707
Alex Forliti – Director, Finance—Investor Relations
(952) 806-1767

For Immediate Release

REGIS ANNOUNCES IT IS IN THE ADVANCED STAGES OF DISCUSSIONS FOR EUROPEAN COMBINATION WITH THE FRANCK PROVOST GROUP

MINNEAPOLIS, September 28, 2007 – Regis Corporation today announced that it is in the advanced stages of discussions to combine the majority of its continental European hair salon operations with the hair salon business operated in Europe by the Franck Provost Group.  The Franck Provost Group, led by its founder and chairman, Franck Provost, operates approximately 200 company-owned salons and 400 franchise locations, and has been operating salons in France and the European Continent since 1975.  If completed, Regis would own 30% of the combined business and the combination would create the largest hair salon company in Europe.  The combined business will have significant growth opportunities and will be managed by a proven local management team.

Regis would contribute its hair salon operations in France, Spain, Switzerland and several other European countries.  Regis’ salons in these countries primarily operate under the Jean Louis David™ and St. Algue™ brands.  Regis’ operations in the United Kingdom would not be part of the combination.

Completion of the transaction is subject to the negotiation and execution of definitive agreements, satisfactory completion of additional due diligence and obtaining applicable regulatory and other approvals.  The Company does not expect the proposed transaction to have a material impact on its fiscal 2008 operating results.  If definitive agreements are executed, the Company plans to make an additional announcement concerning this transaction at that time.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of June 30, 2007, the Company owned, franchised or held ownership interests in over 12,400 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women.  In addition, Regis maintains ownership interests in Empire Education Group and various other salon concepts such as Cool Cuts 4 Kids, and the Beauty Takashi and Beauty Plaza concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in eleven other countries in North America, Europe and Asia. Regis also maintains a 50 percent ownership interest in Intelligent Nutrients, a joint venture that provides a wide variety of certified organic products for health and beauty.  For additional information about the company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:  http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully complete its joint venture transaction  with the Franck Provost Group; the ability of the combined business resulting from the joint venture transaction to integrate its management and operations and to continue to operate profitably;  the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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